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                            [MONSANTO LETTERHEAD]



                                 May 16, 1995



Mr. Bruce P. Bickner
Chairman of the Board and Chief
  Executive Officer
DEKALB Genetics Corporation
3100 Sycamore Road
DeKalb, Illinois  60115

Dear Mr. Bickner:

DEKALB Genetics Corporation ("DEKALB") and MONSANTO Company ("MONSANTO") are interested in considering a potential business transaction with one another. Accordingly, representatives of DEKALB and MONSANTO have had some preliminary discussions and plan to have further discussions to explore the possibility of such a transaction. In connection with such discussions, each party has disclosed and may from time to time disclose to the other, either orally or in writing or by inspection or by sample, certain information as to their respective businesses which would be helpful in evaluating such a possible transaction. Such information (collectively, "Information") includes or may include, without limitation, information relating to financial statements, evaluations, forecasts, plans, programs, customers, plants, equipment and other assets, products, processes, manufacturing, environmental analyses, sales, marketing, research and development, intellectual property, patents, technology and know-how of each party.

We believe that DEKALB and MONSANTO should have an understanding of the terms and conditions under which any such discussions have been or will be held and any Information has been or will be disclosed. The purpose of this letter is to set forth this understanding, as follows:

1. Each party shall disclose to the other only such Information as such party is legally free to disclose. The disclosure of any Information has been and shall be solely for the purpose of enabling the parties to evaluate their respective interest in the possible transaction.

2. Any Information disclosed by a party to the other party shall be treated and maintained by the receiving party as








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Mr. Bruce P. Bickner
May 16, 1995
Page 2


        confidential for a period of ten (10) years from the date of disclosure. During such period, the receiving party shall not use any Information disclosed by the other pursuant to this letter for any purpose other than that stated in paragraph 1 above; and such Information shall not be directly or indirectly transmitted to or discussed with any third person or third party (except as provided herein) without the prior written consent of the disclosing party.
        The two preceding sentences shall not apply to any Information which a receiving party can prove (a) has become part of the public domain other than by acts or omissions of such receiving party, its employees, representatives, attorneys, consultants or advisers, (b) has been furnished or made known to such receiving party by third parties without restriction on disclosure or use, (c) was in such receiving party's possession prior to disclosure by the disclosing party and was not acquired by such receiving party, its employees, representatives, attorneys, consultants or advisers directly or indirectly from the disclosing party, or (d) was independently developed by such receiving party without utilizing Information received from the disclosing party. No Information obtained by either party or its respective employees, representatives, attorneys, consultants or advisers shall be deemed to be in the public domain or in the prior possession of any of the foregoing merely because it is embraced by more general information in the public domain or in the prior possession of any of the foregoing. All Information in whatever form, including, without limitation, documents, computer programs or tapes, and all drafts, copies or excerpts, shall at all times be the property of the disclosing party and shall be returned to the disclosing party promptly upon its request. Nothing in this letter shall be construed to grant to either party a license under any patent, trade secret or other property rights of the other party.

3. Neither party shall have any obligation to commence or continue discussions or negotiations, to exchange any Information, to reach or execute any agreement with the other party, to refrain from engaging at any time in any business whatsoever, or to refrain from entering into or continuing any discussions, negotiations and/or agreements at any time with any third party, until a formal written contract is executed as provided in the first sentence of paragraph 4. Each party represents and warrants that its entering into or continuing any discussions or negotiations with the other party, in connection with the subject matter of this letter, does not and shall not violate any agreement (whether express, implied or by operation of law) with any third person or third party.

4. Except for the matters set forth in this letter, neither party shall be committed or liable in any way with respect to the possible transaction or the matters discussed unless and until




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Mr. Bruce P. Bickner
May 16, 1995
Page 3


        a formal written contract with respect thereto is executed by appropriate officers of each party pursuant to due authorization, or subject to due ratification, by their respective Boards of Directors. Neither party shall have any liability to the other party in the event that, for any reason whatsoever, no such formal written contract is executed and if no such formal written contract is executed, each party warrants and hereby covenants not to bring any action, suit or proceeding of any nature in any jurisdiction against the other with regard to the possible transaction or the matters discussed, except as may be necessary and solely to enforce the provisions of this letter. Nothing contained in any discussions between the parties or in any Information disclosed by either party as contemplated by this letter shall be deemed to constitute a representation or warranty. Except for the matters expressly specified in this letter or in any such formal written contract, neither party shall be entitled to rely on any statement, promise, agreement or understanding, whether oral or written, or any custom, usage of trade, course of dealing or conduct.

 5. Neither party shall, at any time, without the prior written consent of the other party, make any announcement, issue any press release or make any statement to any third person or third party (except as provided herein) with respect to any of the matters discussed or to be discussed or otherwise referred to in this letter except as may be necessary, in the opinion of counsel, to comply with the requirements of any stock exchange on which the shares of such party may be listed or of any law, governmental regulation or order.

6. If any claim is made by any broker, finder, investment banker, investment counselor, consultant, agent or other representative for fees, commissions or expenses in connection with the possible transaction referred to in this letter or any of the matters under discussion by reason of services allegedly rendered to, for or on behalf of a party, such party shall indemnify and hold harmless the other party against such claim and any damages and expenses (including, without limitation, amounts paid in settlement and reasonable attorneys' fees and expenses) in connection therewith.

7. Information received from a party as contemplated by this letter may be disclosed by the receiving party to its employees, representatives, attorneys, consultants, advisers and subsidiaries on a need to know basis only. Before any such disclosure, the receiving party shall inform those individuals of the confidential nature of the Information and the obligations set forth in this letter and take all steps necessary to insure that they will hold such Information confidential, use it only as provided hereunder and comply
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Mr. Bruce P. Bickner
May 16, 1995
Page 4


        individually with all obligations of a party to this letter in a manner consistent with this letter.

8. Each party confirms that any Information disclosed by the other party or any discussions held between them relating to the subject matter of this letter prior to the date of this letter, shall be subject to and governed by the terms of this letter.

9. This letter is the complete and exclusive statement by DEKALB and MONSANTO of their understanding in connection with the discussions and disclosures of Information referred to above and supersedes all previous or contemporaneous dealings, agreements and understandings with respect thereto. As used in this letter, employees of a party hereto shall be deemed to include such party's officers and directors. To be effective, an amendment, waiver or termination of this letter or any of its provisions shall be in a document signed by an authorized representative of each party which specifically states that it amends, waives or terminates, as the case may be, this letter or such provision. The obligations set forth in paragraphs 2, 5, 6 and 7 of this letter shall be continuing and shall survive the termination of any discussions or negotiations between DEKALB and MONSANTO.

Please indicate the agreement of DEKALB to this letter by executing the enclosed counterpart at the place indicated below and return such counterpart to me.


                                                Very truly yours,

                                                MONSANTO COMPANY



                                              By R.B. Shapiro
                                                 --------------------------

                                                 R.B. Shapiro
                                                 Chairman of the Board
                                                 and Chief Executive Officer

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN:

DEKALB GENETICS CORPORATION



By Bruce P. Bickner
  --------------------------

   Bruce P. Bickner
   Chairman of the Board and
   Chief Executive Officer